Exhibit 99.1

Press Release

Asia Pay announces signing of service agreement with Telecom Innovation Limited for credit card processing services

August 19, 2004 (Seattle, WA and Hong Kong) - Asia Payment Systems, Inc. (NASD OTCBB: APYM) is pleased to announce today that it has signed a credit card processing services agreement with Telecom Innovation Limited "TIL", a wholly owned subsidiary of Sun Innovation Holdings (HKSE #547) of Hong Kong.

Asia Pay intends to provide ongoing credit card transaction processing for TIL beginning September, 2004.

Asia Pay is an Asian-based credit card processing merchant services company which is developing a network to provide credit card clearing services to merchant and financial institutions in China. The primary focus of future development efforts will be the rapidly growing Chinese credit card market. Asia Pay aims to become a leading China-wide provider of world class third party processing services to bankcard accepting merchants, issuers of bank credit cards, issuers of petroleum station retail cards, and issuers of merchandise and other retail cards.

Matt Mecke, President & CEO of Asia Pay announced "We are always happy to complete customer agreements with companies like Telecom Innovation. We are confident our systems will provide TIL with redundant, scalable, and universal acceptance card processing solutions which will enable TIL to grow their customer and revenue bases as the demand for card transactions from their customers increases. TIL is in the final stages of "live" integration with Asia Pay as they are preparing for a launch of card acceptance services, and we look forward to providing an increasing volume of transaction services to TIL as they grow.

About Asia Payment Systems, Inc.

Asia Pay is a Nevada incorporated company with offices in Seattle, WA, Hong Kong, and Shenzhen, China. Asia Pay develops credit card processing networks which provide clearing services to Merchants, Oil Companies, and Financial Institutions in China and in related markets elsewhere in Asia.

For more information about Asia Payment Systems, Inc. (Asia Pay), please visit:

www.asia-pay.com

Contacts:

Asia Payment Systems, Inc.
Matt Mecke
President & CEO
Tel: +1-866-877-APAY